TRIDEX CORPORATION AND SUBSIDIARIES
                  Exhibit 11 Computation of Per Share Earnings
                             (Dollars in Thousands)
                                   (Unaudited)

                                             Quarters Ended               Nine Months Ended
                                      ----------------------------   --------------------------
                                        September       September     September       September
                                        30, 1998        27, 1997      30, 1998        27, 1997
                                      ----------------------------   --------------------------
BASIC AND DILUTED:
  EARNINGS:
    Loss from continuing operations   $      (662)   $           0   $   (18,940)   $      (175)
    Income from discontinued
     operations                                                                             607
                                      ----------------------------   --------------------------
    Net income (loss) available to
      common stockholders             $      (662)   $           0   $   (18,940)   $       432
                                      ============================   ==========================

  SHARES:
    Weighted average common shares
     outstanding                        6,377,000        5,351,000     5,975,000      5,089,000
                                      ============================   ==========================

  EARNINGS PER SHARE - BASIC AND
   DILUTED:
    Loss from continuing operations   $     (0.10)   $        0.00   $     (3.17)   $     (0.03)
    Income from discontinued
     operations                                                             0.00           0.11
                                      ----------------------------   --------------------------
    Net income (loss)                 $     (0.10)   $        0.00   $     (3.17)   $      0.08
                                      ============================   ==========================